EXHIBIT 10.19

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE AGREEMENT (the “Second Amendment”) is entered into as of the 18th day of July, 2014, by and between PROLOGIS TEXAS III LLC, a Delaware limited liability company (“Landlord”) and Superconductor Technologies, Inc. (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant have entered into a Lease dated December 5, 2011 and amended on August 22, 2012 with the First Amendment to Lease Agreement, pursuant to which Landlord leased to Tenant certain premises consisting of approximately 41,705 square feet located at Walnut Creek Corporate Center, Building 13, 9101 Wall Street, Austin, Texas 78754 (the “Premises”), such lease, as heretofore modified, being herein referred to as the “Lease”.

WHEREAS, Landlord and Tenant desire to modify the Lease on the terms and conditions set forth below.

A G R E E M E N T:

NOW THEREFORE, in consideration of the Premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	The Lease Premises shall consist of an additional 52,295 square feet for a total of 94,000 square feet as shown on Exhibit A-1 attached, which replaces Exhibit A in the Lease Agreement. All of the terms and conditions of the Lease shall remain in full force and effect. Tenant shall pay Base Rent and Operating Expenses based on the new square footage of 94,000 as shown on Addendum 1C attached, which replaces Addendum 1B in the First Amendment to Lease.

2.	Tenant’s new proportionate share of the Building shall be revised to 100.00% and Tenant’s new proportionate share of the Project shall be revised to 43.28%.

3.	Except as otherwise expressly provided herein, all defined terms used in this Second Amendment shall have the same respective meanings as are provided for such defined terms in the Lease. Tenant shall accept the Premises in its “as is” condition and shall pay Operating Expenses as provided in the Lease during the Term.

4.	Addendum 4B of the First Amendment, Right of First Refusal, shall be null and void.

5.	Landlord shall provide a Tenant Improvement Allowance of $44,600.00 to be spent on mutually agreed upon improvements to the Premises. Tenant shall use all amounts by December 31, 2014 and any amount unused by January 1, 2015 shall be forfeited by Tenant. Landlord may collect a five (5%) construction management fee, payable by Tenant within 30 days following receipt of Landlord’s invoice from time to time throughout the period of construction of the Tenant Improvements.

6.	Landlord, at Landlord’s sole cost expense, shall repair the roof leak located in the conference room in the southeastern corner of the building.

7.	Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

8.	Insofar as the specific terms and provisions of this Second Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Second Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Lease shall remain unmodified and in full force and effect.

9.	Landlord and Tenant hereby agree that (i) this Second Amendment is incorporated into and made a part of the Lease, (ii) any and all references to the Lease hereinafter shall include this Second Amendment, and (iii) the Lease and all terms, conditions and provisions of the Lease are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove.

10.	Any obligation or liability whatsoever of ProLogis, a Maryland real estate investment trust, which may arise at any time under this Lease or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction, or undertaking contemplated hereby shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of, its trustees, directors, shareholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort, or otherwise.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have signed this Second Amendment as of the day and year first above written.

TENANT:		LANDLORD:
Superconductor Technologies, Inc.		PROLOGIS TEXAS III LLC a Delaware limited liability company

By: Authorized Person
/s/ R L Johnson		/s/ Eduardo L Gonzales

Name:	R. L. Johnson	Eduardo L. Gonzalez, Vice President of Prologis
Title:	Senior Vice President, Operations	a Maryland real estate investment trust